EXHIBIT 99.1
                                     FOR:          Consolidated Graphics, Inc.
                                     APPROVED BY:  Mary K. Collins
                                                   Senior Vice President
                                                   Consolidated Graphics, Inc.
                                                   (713) 529-4200
                                     CONTACT:      Betsy Brod/Jeff Majtyka
                                                   Press: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

            CONSOLIDATED GRAPHICS, INC. REPORTS RECORD EARNINGS FOR
                   FISCAL 1997 SECOND QUARTER AND SIX MONTHS

 -- NEW ACQUISITIONS DRIVE 60% SECOND QUARTER EPS INCREASE; REVENUES UP 78% --

HOUSTON, TEXAS -- OCTOBER 30, 1996 -- CONSOLIDATED GRAPHICS, INC.
(NASDAQ/NNM:COGI) today reported its financial results for the fiscal 1997 second quarter and six months ended September 30, 1996.

     Second quarter net income increased 80% over the fiscal 1996 second quarter, to $2.4 million, with a corresponding 60% increase in EPS, to $.40 per share. Sales for the second quarter increased 78%, to $34.5 million from $19.3 million in the corresponding fiscal 1996 period. For the first half of fiscal 1997, net income rose 63%, to $4.1 million, with a corresponding EPS increase of 48%, to $.68 per share. Fiscal 1997 first-half sales were $62.7 million, 62% higher than the first six months of fiscal 1996.

     Joe R. Davis, Chairman and Chief Executive Officer, stated, "Consolidated Graphics' strong performance in the second quarter illustrates the progress we're making in executing our growth strategy. Higher sales and earnings were driven by the addition of six new printing companies in the last nine months, and were supported by the continued solid performance of our existing companies. Second-quarter results were enhanced by the earlier-than-anticipated completion of several of the recent acquisitions. It is also important to note that we are buying high-quality companies in attractive markets, presenting the opportunity for additional performance gains to complement our own internal growth. The Company's ability to realize these performance gains is apparent in the expanded operating margin for the second quarter."

     Mr. Davis added, "As we move ahead in the third quarter, we have a pipeline of quality acquisition opportunities under evaluation. With a financial condition that remains very healthy, the Company is positioned to capitalize on the best of these opportunities."

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. It is a consolidator in a fragmented industry that adds value to its acquisitions by providing the financial and operational strengths, management support and technological advantages associated with a larger organization. With the completion of a pending acquisition in Richmond, VA, Consolidated Graphics will operate 16 printing companies in 12 markets.

                             -- Table to Follow --

                             CONSOLIDATED GRAPHICS
                                 (NASDAQ: COGI)
                               INCOME STATEMENTS
                     (in thousands, except per share data)

                                         QUARTER ENDED      QUARTER ENDED     SIX MONTHS ENDED     SIX MONTHS ENDED
                                        SEPT. 30, 1996     SEPT. 30, 1995      SEPT. 30, 1996       SEPT. 30, 1995
                                        ---------------    ---------------    -----------------    -----------------
Sales................................      $  34,451          $  19,308           $  62,709            $  38,786

Cost of sales........................         23,864             13,689              44,030               27,679
                                        ---------------    ---------------    -----------------    -----------------
     GROSS PROFIT....................         10,587              5,619              18,679               11,107

Selling expenses.....................          3,410              1,860               6,258                3,883

General and administrative
  expenses...........................          2,722              1,478               5,014                3,004
                                        ---------------    ---------------    -----------------    -----------------
     OPERATING INCOME................          4,455              2,281               7,407                4,220

Interest expense.....................            595                206                 934                  358
                                        ---------------    ---------------    -----------------    -----------------
     INCOME BEFORE INCOME TAXES......          3,860              2,075               6,473                3,862

Income taxes.........................          1,428                723               2,368                1,351
                                        ---------------    ---------------    -----------------    -----------------
     NET INCOME......................      $   2,432          $   1,352           $   4,105            $   2,511
                                        ===============    ===============    =================    =================
Fully diluted earnings per share.....      $     .40          $     .25           $     .68            $     .46
                                        ===============    ===============    =================    =================
Weighted average shares
  outstanding........................      6,116,307          5,474,342           6,024,367            5,470,468
                                        ===============    ===============    =================    =================